EXHIBIT  23

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-40729) and to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-64989, 333-56677, 333-51903, 333-43595, 333-42375, 333-34743,
333-34699,  333-31265, 33-44115, 33-31819, 33-23504, 33-7499, 2-89925, 33-10106,
33-38044, 33-16987, 33-62603) of Compaq Computer Corporation of our report dated January 26, 1999, except as to Note 14 which is as of February 16, 1999, appearing on page 26 of Compaq Computer Corporation's Annual Report on Form 10-K for the year ended December 31, 1998.


PRICEWATERHOUSECOOPERS  LLP
Houston,  Texas
February  23,  1999

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